Exhibit 99.1

Descrypto appoints industry expert Creenagh Flynn as Chief Marketing Officer

West Palm Beach, FL— March 2, 2022 – Descrypto Holdings, Inc.  (formerly W Technologies, Inc.) (“Descrypto” or the “Company”) (OTC: WTCG) announced today that it has hired Creenagh Flynn as its Chief Marketing Officer, effective immediately.

“Ms. Flynn brings an invaluable amount of knowledge and a keen understanding in both the Blockchain and Decentralized Finance space,” said Howard Gostfrand, CEO of Descrypto. “In addition, her in-depth understanding of the public markets and 18 years of experience in design, development and marketing technologies will serve Descrypto and its shareholders extremely well.”

Ms. Flynn commented, “I am both honored and elated to join the Descrypto team as its Chief Marketing Officer. I look forward to putting my 18 years’ experience in marketing, my extended expertise in DeFi, my passion for finance, the global adoption of Blockchain financial systems, and ethical capitalism, and my established industry network to work toward Descrypto’s success in both acquiring and elevating industry assets.”

Descrypto Holdings, Inc. is a diversified Crypto platform and holding company. We are focused on digital financial services, NFTs and tokenization of assets which combined provide for a robust ecosystem providing investors an opportunity to invest directly into the emerging industry with exponential growth opportunities. Descrypto is focused on delivering shareholder value by acquiring and developing high-quality digital assets and services companies which adhere to our ESG policies while increasing the value and adoption of blockchain technologies worldwide.

Descrypto is currently going through the FINRA corporate action process for its new name and trading symbol to be reflected as part of the Company’s OTC Markets quote page.

For more information please visit our website: www.descrypto.io.

Investor Contact

Howard Gostfrand, CEO

hgostfrand@descrypto.io